SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2015

AMPLIPHI BIOSCIENCES CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-23930	91-1549568

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Leigh Street, Suite 209
Richmond, Virginia 23219

(Address of principal executive offices) (Zip code)

(804) 827-2524

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 3, 2015, the shareholders of AmpliPhi Biosciences Corporation (the “Company”) authorized the Board of Directors of the Company (the “Board”), in its discretion, to amend the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse split of the Company’s Common Stock at a ratio of at least one-for-five and up to one-for-fifty, with such ratio to be determined by the Board and to increase the number of authorized shares of Common Stock to 670,000,000 shares.

The Board determined to set the reverse stock split ratio at one-for-fifty (the “Reverse Stock Split”) and approved the final form of Articles of Amendment of Amendment to the Articles of Incorporation to effectuate the Reverse Stock Split and increase in authorized shares (the “Articles of Amendment”). The Articles of Amendment were filed with the Secretary of State of the State of Washington on August 3, 2015, and the Reverse Stock Split will become effective in accordance with the terms of the Articles of Amendment at 12:01 a.m. Eastern Standard Time on August 7, 2015 (the “Effective Time”).

At the Effective Time, every fifty shares of Common Stock issued and outstanding were automatically combined into one share of issued and outstanding Common Stock, without any change in the par value per share. The Common Stock is expected to commence quoting on the OTCQB on a Reverse Stock Split-adjusted basis on August 7, 2015.

No fractional shares will be issued as a result of the Reverse Stock Split. The total number of shares of Common Stock each shareholder holds will be reclassified automatically into the number of shares of Common Stock equal to the number of shares of Common Stock each shareholder held immediately before the Reverse Stock Split divided by the ratio approved by our shareholders and determined by our Board as set forth in this Proposal. If the number of shares of Common Stock a shareholder holds is not evenly divisible by such ratio, such holder will not receive a fractional share, but instead will receive the number of shares rounded up to the nearest whole share. The Reverse Stock Split will not result in a reduction in the number of record holders of the Company’s common stock. The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any such holder’s percentage ownership interests. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The par value of our Common Stock would remain unchanged at $0.01 per share

Computershare is acting as exchange agent for the Reverse Stock Split and will send instructions to shareholders of record who hold stock certificates regarding the exchange of certificates for Common Stock. Shareholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares following the Reverse Stock Split.

The Reverse Stock Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of Common Stock issuable upon the exercise of outstanding stock options and warrants, as well as the number of shares of Common Stock eligible for issuance under the Company’s 2013 Stock Incentive Plan.

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, at the Effective Time, the stated capital on our balance sheet attributable to our Common Stock will be reduced by one-fiftieth, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of Common Stock outstanding.

As a result of the $13.0 million private placement equity issuance we consummated in March 2015, the Company believes it has capital resources sufficient to fund operations through the third quarter of 2016. This estimate is based on the Company’s product development calendar, projected staffing expenses, working capital requirements, and capital expenditure plans.

The information set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles of Amendment that effected the Reverse Stock Split, which are filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On August 4, 2015, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

   (d) Exhibits

3.1	Articles of Amendment of Amended and Restated Articles of Incorporation

99.1	Press release dated August 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmpliPhi Biosciences Corporation

Date: August 4, 2015	By:	/s/ David E. Bosher

David E. Bosher Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation
99.1	Press release dated August 4, 2015